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Exhibit 21.1

SUBSIDIARIES OF CALLIDUS SOFTWARE INC.

Actek Inc.	United States
Callidus Software Pty. Ltd	Australia
Callidus Software (Canada) Inc.	Canada
Callidus Software GmbH	Germany
Callidus Software Hong Kong Ltd.	Hong Kong
Callidus Software Ltd.	United Kingdom
Callidus Software (Singapore) Pte. Ltd.	Singapore
ForceLogix, Inc.	United States
iCentera, Inc.	United States
Litmos Limited	New Zealand
Rapid Intake, Inc.	United States
Webcom, Inc.	United States
Webcom d.o.o.	Serbia
LeadFormix, Inc.	United States
6FigureJobs.com, Inc.	Canada
CallidusCloud (India) Pvt. Ltd.	India
Outerjoin, Inc.	United States

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  Exhibit 21.1
SUBSIDIARIES OF CALLIDUS SOFTWARE INC.